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EX-99.1

PRESS RELEASE


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EXHIBIT 99.1
         ARI NETWORK SERVICES ANNOUNCES NON-CASH RESTATEMENT OF RESULTS
            Expects Future Quarterly Revenues To Be More Predictable

MILWAUKEE, WIS., MAY 22, 2001 - ARI Network Services, Inc., (NASDAQ/NMS:ARIS), a leading provider of Partner Relationship Management (PRM) and business-to-business (B2B) Internet e-Commerce solutions that connect equipment manufacturers with their service and distribution networks, today announced a non-cash restatement of its previously reported financial results for its fiscal year ended July 31, 2000 and subsequent quarterly periods in fiscal 2001. The restatement relates to the timing of recognition of revenues for multiple element arrangements.

         ARI expects to restate fiscal year 2000 revenue to $13.3 million, versus the originally reported $14.6 million. The restated fiscal year 2000 net loss is expected to be $7.6 million, or $1.27 per share, versus the originally reported net loss of $6.3 million, or $1.06 per share. Restated EBITDA (earnings before interest, taxes, depreciation and amortization) for fiscal year 2000 is expected to be negative $1.8 million, versus the originally reported EBITDA of negative $551,000.

         ARI expects to restate first quarter fiscal 2001 revenue to $4.1 million, versus the originally reported $4.8 million. The restated first quarter net loss is expected to be $1.5 million, or $0.25 per share, versus the originally reported net loss of $859,000, or $0.14 per share. Restated EBITDA for the first quarter is expected to be positive $128,000, versus the originally reported EBITDA of positive $791,000.

         ARI expects to restate second quarter fiscal 2001 revenue to $4.1 million, versus the originally reported $3.9 million. The restated second quarter net loss is expected to be $1.2 million, or $0.20 per share, versus the originally reported net loss of $1.4 million,


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or $0.23 per share. Restated EBITDA for the second quarter is expected to be positive $343,000, versus the originally reported EBITDA of positive $117,000.


The restatement relates to the Company's interpretation of the complex provisions regarding recognition of revenue for multiple element arrangements that include term licenses under


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Statement of Position (SOP) 97-2, Software Revenue Recognition amended by SOP
98-4 and SOP 98-9 issued by the American Institute of Certified Public Accountants. SOP 98-9, which included more restrictive requirements for establishing vendor specific objective evidence of fair value in multiple element arrangements, was effective for the Company August 1, 1999. In applying the Statement to fiscal 2000 and first and second quarter fiscal 2001, the Company mistimed the recognition of revenue between quarters for customers that purchase term licenses and annual maintenance.

         "The details of software revenue recognition can be confusing and complex, particularly when a company charges both an annual license renewal and an annual maintenance fee as we do," said Brian E. Dearing, chairman and chief executive officer of ARI. "The essence of the restatement is that we will recognize the annual license fee over the 12 months subsequent to renewal, rather than recognizing all of it in the month the customer renewed. We already recognize the maintenance fee over the 12-month maintenance period. In addition to being more conservative, this change will make our quarterly revenue stream more predictable, by `smoothing out' variations in the timing of renewals. This has the effect of reducing revenues in the first few quarters after the change is instituted and increasing them in later quarters."

         "I should emphasize that all of the revenue is still `good' - it will just be recognized more smoothly over a 12-month period," Dearing continued. "Furthermore, this restatement has absolutely no effect on the company's cash position, which is a prime focus of the management team, though it does affect the allocation of cash between operations and working capital. Also, at no time did we disagree with our auditors; in fact, management believed we were interpreting the regulations correctly. We are still growing, still serving our customers with great products, and still operating with close to break-even cash flows. The fundamentals of the business are unchanged."

         The Company concluded that a restatement is required following a review by ARI's management, the Audit Committee of the Company's Board of Directors and Ernst & Young LLP, the Company's independent auditors, in connection with a routine review of ARI's financial statements by the SEC. "This action is consistent with our commitment to maintain the integrity of our financial statements," Dearing said.

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         Within the next several weeks, ARI expects to file with the Securities and Exchange Commission an amendment to its Form 10-K for the year ended July 31, 2000 and amendments to its Form 10-Q for the quarters ended October 31, 2000, and January 31, 2001, which will include restated results for the periods affected by the restatement. ARI also expects to announce final results for the quarter ended April 30, 2001 shortly thereafter.

         ARI Network Services, Inc. is a leading provider of PRM/e-Commerce solutions for sales, service and life-cycle product support in the manufactured equipment market. ARI currently serves over 100 manufacturers and 20,000 dealers in more than 100 countries in 12 segments of the worldwide manufactured equipment market including outdoor power, recreation vehicle, floor maintenance, auto and truck parts aftermarket, powersports, marine and construction.

The Company builds and supports a full suite of multi-media electronic catalog publishing and viewing software for the Web or CD. ARI communications systems provide a global electronic pathway for parts orders, product registrations, warranty claims and other transactions between manufacturers and their networks of sales and service points. ARI currently operates three offices in the United States and one in Europe and has sales and service agents in Australia, England and France providing marketing and support of its electronic catalog and dealer communications products.

Statements in this news release include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. The forward-looking statements can generally be identified by words such as "believes," "anticipates," "expects" or words of similar meaning. Forward-looking statements also include statements relating to the Company's future performance, such as future prospects, revenues, profits and cash flows. The forward-looking statements are subject to risks and uncertainties, which may cause actual results to be materially different from any future performance suggested in the forward-looking statements. Such risks and uncertainties include those factors described under "Forward Looking Statements" in the Company's most recent annual report on Form 10-K or quarterly report on Form 10-Q filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements. For more information, please refer to the Company's filings with the Securities and Exchange Commission.

CONTACT:
Nancy Krajcir                               Bob Whitaker / Marilyn Vollrath
ARI Network Services, Inc.                  Vollrath Associates, Inc.
Tel:     (414) 283-4380                     Tel:     (262) 240-2405
Fax:     (414) 283-4357                     Fax:     (262) 240-2410
E-mail:  krajcir@arinet.com                 E-mail:  rwhitaker@vollrathpr.com